Exhibit 99.3
CONSENT OF UBS SECURITIES LLC
We hereby consent to the use of our opinion letter dated April 20, 2008 to the Board of Directors of Grey Wolf, Inc. (“Grey Wolf”) included as Annex D to the joint proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 of Horsepower Holdings, Inc. relating to the proposed mergers involving Grey Wolf, Basic Energy Services, Inc. and Horsepower Holdings, Inc. and to the references to such opinion in such joint proxy statement/prospectus under the captions “SUMMARY—The Mergers—Opinion of Grey Wolf’s Financial Advisors”, “THE MERGERS—Background of the Mergers”, “THE MERGERS—Grey Wolf’s Reasons for the Mergers and Recommendation of Grey Wolf’s Board of Directors” and “THE MERGERS—Opinions of Grey Wolf’s Financial Advisors.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

UBS Securities LLC
By:	/s/ UBS Securities LLC

May 13, 2008